Exhibit 10.iii.b
DESCRIPTION OF MOSAIC MANAGEMENT INCENTIVE PROGRAM
Pursuant to the Management Incentive Plan (“MIP”) of The Mosaic Company (the “Company”), key managers of the Company and its subsidiaries, including executive officers, are eligible for annual cash incentive compensation based upon the level of attainment of business performance goals that are pre-established by the Board of Directors of the Company, upon the recommendation of the Compensation Committee.
The incentive measures and their respective weightings for executive officers for 2020 are described below:
•Incentive ROIC, before specified items. Incentive ROIC is based in part on consolidated operating earnings before specified items. This measure has a weighting of 20% for executive officers.
•Free Cash Flow: this measure is based on consolidated net cash provided by operating activities before specified items and has a 30% weighting for executive officers.
•Incentive Controllable Operating Costs Per Tonne: this measure is based on controllable operating costs per tonne of products produced by the Company’s Phosphates, Potash and Mosaic Fertilizantes business segments. This measure has a 30% weighting for executive officers, as defined in the program.
•Safety & Sustainability - Risk Reduction: the safety and sustainability measure is based on the effectiveness of the Company’s Environmental, Health and Safety management system for the Phosphates and Potash business units, and has a weighting of 10% for executive officers.
•Premium Product Sales: this measure is based on metric tonnes of premium products for which the Company recognizes revenue, on a consolidated basis. This measure has a weighting of 10% for executive officers.

Threshold, target and maximum payout levels are set by the Compensation Committee based upon the extent to which the specified performance goals are attained.